EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Record EPS in its Fiscal 2022 Third Quarter, Raises its non-GAAP EPS Guidance and Expands its Share Buyback Program

•Sales for the quarter increased 14.6 percent. Organic sales increased 9.0 percent.
•Gross profit margin improved from 47.0 percent in the second quarter of F’22 to 48.4 percent in the third quarter of F’22.
•Diluted EPS increased 9.9 percent to an all-time record high of $0.78 in the third quarter of fiscal 2022 compared to $0.71 in the same quarter of the prior year. Diluted EPS Excluding Certain Items* increased 17.8 percent to an all-time record high of $0.86 in the third quarter of fiscal 2022 compared to $0.73 in the same quarter of the prior year.
•During the third quarter of fiscal 2022, we returned $63.2 million to our shareholders in the form of share repurchases. On May 24, 2022, Brady’s Board of Directors authorized an additional $100 million of shares for repurchase, which based on current share prices equates to approximately 2.2 million shares and just under 4.5 percent of total outstanding shares.
•Earnings per diluted Class A Common Share guidance for the full year ending July 31, 2022 adjusted to a range of $2.83 to $2.92 on a GAAP basis and raised to $3.08 to $3.17 on a non-GAAP basis.

MILWAUKEE (May 26, 2022) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2022 third quarter ended April 30, 2022.

Quarter Ended April 30, 2022 Financial Results:
Sales for the quarter ended April 30, 2022 increased 14.6 percent, which consisted of an organic sales increase of 9.0 percent, an increase of 8.6 percent from acquisitions and a decrease of 3.0 percent from foreign currency translation. Sales for the quarter ended April 30, 2022 were $338.6 million compared to $295.5 million in the same quarter last year. By segment, sales increased 21.1 percent in Identification Solutions and decreased 3.9 percent in Workplace Safety, which consisted of an organic sales increase of 11.8 percent in Identification Solutions and an organic sales increase of 0.9 percent in Workplace Safety.
Income before income taxes and losses of unconsolidated affiliate increased 7.3 percent to $51.3 million for the quarter ended April 30, 2022, compared to $47.8 million in the same quarter last year. Income Before Income Taxes Excluding Certain Items* for the quarter ended April 30, 2022, which was adjusted for non-recurring charges primarily to streamline the cost structure of our Workplace Safety business of $1.8 million and amortization expense of $3.7 million, was $56.8 million, an increase of 15.7 percent compared to the third quarter of last year. Income Before Income Taxes Excluding Certain Items* for the quarter ended April 30, 2021 was adjusted for amortization expense of $1.4 million.

Net income for the quarter ended April 30, 2022 was $40.1 million compared to $37.3 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $0.78 for the third quarter of fiscal 2022, compared to $0.71 in the same quarter last year. Net Income Excluding Certain Items* for the quarter ended April 30, 2022 was $44.2 million and Diluted EPS Excluding Certain Items* for the quarter ended April 30, 2022 was $0.86. Net Income Excluding Certain Items* for the quarter ended April 30, 2021 was $38.3 million and was adjusted for amortization expense of $1.0 million, and Diluted EPS Excluding Certain Items* for the quarter ended April 30, 2021 was $0.73 and was adjusted for amortization expense of $0.02.

Nine-Month Period Ended April 30, 2022 Financial Results:
Sales for the nine-month period ended April 30, 2022 increased 16.6 percent, which consisted of an organic sales increase of 9.6 percent, an increase of 8.5 percent from acquisitions and a decrease of 1.5 percent from foreign currency translation. Sales for the nine months ended April 30, 2022 were $978.1 million compared to $838.6 million in the same period last year. By segment, sales increased 24.1 percent in Identification Solutions and decreased 3.4 percent in Workplace Safety, which consisted of an organic sales increase of 13.6 percent in Identification Solutions and an organic sales decline of 1.1 percent in Workplace Safety.
Income before income taxes and losses of unconsolidated affiliate increased 6.6 percent to $138.0 million for the nine months ended April 30, 2022, compared to $129.4 million in the same period last year. Income Before Income Taxes Excluding Certain Items* for the nine months ended April 30, 2022 was $151.1 million, an increase of 13.2 percent compared to the same period of last year. Income Before Income Taxes Excluding Certain Items* was adjusted for non-recurring charges primarily to streamline the cost structure of our Workplace Safety business of $1.8 million and amortization expense of $11.3 million. Income Before Income Taxes Excluding Certain Items* for the prior year nine-month period ended April 30, 2021 was $133.5 million and was adjusted for amortization expense of $4.1 million.
Net income for the nine-month period ended April 30, 2022 was $108.9 million compared to $101.6 million in the same period last year. Earnings per diluted Class A Nonvoting Common Share were $2.09 for the nine months ended April 30, 2022, compared to $1.94 in the same period last year. Net Income Excluding Certain Items* for the nine months ended April 30, 2022 was $118.9 million and Diluted EPS Excluding Certain Items* for the nine-month period ended April 30, 2022 was $2.28. Net Income Excluding Certain Items* for the nine months ended April 30, 2021 was $104.7 million and was adjusted for amortization expense of $3.0 million, and Diluted EPS Excluding Certain Items* for the nine-month period ended April 30, 2021 was $2.00 and was adjusted for amortization expense of $0.06.

Commentary:
“We generated strong revenue growth of 14.6 percent and record non-GAAP EPS of $0.86 this quarter. Our strong sales growth was primarily driven by our Identification Solutions division which had total sales growth of 21.1 percent this quarter. We’ve been working to enhance our product offering and the three acquisitions we completed last year are contributing to this, while also helping shift Brady into faster-growing end markets,” said Brady’s President and Chief Executive Officer, Russell R. Shaller. “In our Workplace Safety division, we took actions to reposition our product offering, to deemphasize certain under-performing businesses, and to streamline our cost structure. These actions have been very positive resulting in the increase in Workplace Safety segment profit this quarter. As a result of our ongoing efficiency activities and pricing actions, we experienced a sequential improvement in our gross profit margin of 140 basis points from 47.0 percent for the quarter ended January 31, 2022, to 48.4 percent for the quarter ended April 30, 2022. Overall, Brady is performing at a high level with strong sales growth, record EPS and a strong foundation, which we believe sets the stage for positive future results.”
“Not only did we have strong revenue growth and record EPS this quarter, we also used our strong cash generation to return funds to our shareholders in the form of share repurchases and continuing dividends. This quarter, we repurchased 1.4 million shares for $63.2 million and subsequent to quarter end, we repurchased another 0.2 million shares for $9.3 million,” said Brady’s Chief Financial Officer, Aaron Pearce. “Even after returning nearly $75 million to our shareholders in the form of dividends and buybacks, we still reduced our external borrowing this quarter and are in a net cash position. The macro environment continues to be highly uncertain, but we believe that we are well-positioned as we have built up inventory levels to ensure a steady supply of products to our customers and we are in a net cash position of $26.1 million at April 30, 2022, which provides many strategic alternatives to drive future shareholder value.”

Share Buyback Program:
Prior to May 24, 2022, the Company completed its previously authorized share repurchase program. On May 24, 2022, Brady’s Board of Directors authorized an additional $100 million of Class A Common Stock for repurchase under the Company’s share buyback program. The share buyback plan may be implemented from time to time in the open market or in privately negotiated transactions and has no expiration date.

Fiscal 2022 Guidance:
The Company’s earnings per diluted Class A Nonvoting Common Share on a GAAP basis was adjusted to a range of $2.83 to $2.92 per share, and earnings per diluted Class A Nonvoting Common Share, Excluding Certain Items* guidance was increased to a range of $3.08 to $3.17 per share, for the year ending July 31, 2022. This implies that we expect Diluted EPS Excluding Certain Items* to improve by 12% to 15% for the full year ending July 31, 2022 when compared to the adjusted fiscal 2021 diluted earnings per share of $2.75. Also included in our full-year fiscal 2022 guidance are a full-year income tax rate of approximately 21 percent and depreciation and amortization expense ranging from $34 million to $36 million. Capital expenditures, excluding facility purchases are expected to range from $20 million to $25 million during the year ending July 31, 2022. The Company’s fiscal 2022 guidance is based on foreign currency exchange rates as of April 30, 2022 and assumes continued economic growth.

A webcast regarding Brady’s fiscal 2022 third quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2021, employed approximately 5,700 people in its worldwide businesses. Brady’s fiscal 2021 sales were approximately $1.14 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

* Income Before Income Taxes Excluding Certain Items, Net Income Excluding Certain Items, and Diluted EPS Excluding Certain Items are non-GAAP measures. See appendix for more information on these measures, including reconciliations to the most directly comparable GAAP measures.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “continue” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: adverse impacts of the novel coronavirus (“COVID-19”) pandemic or other pandemics; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; increased cost of raw materials, labor and freight as well as raw material shortages and supply chain disruptions; increased cost of raw materials, labor and freight as well as raw material shortages; Brady’s ability to properly identify, integrate, and grow acquired companies, and to manage contingent liabilities from divested businesses; difficulties in protecting our websites, networks, and systems against security breaches; risks associated with the loss of key employees; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; litigation, including product liability claims; foreign currency fluctuations; potential write-offs of goodwill and other intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2021 and in any subsequent filings on Form 10-Q.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended April 30,		Nine months ended April 30,
	2022	2021	2022	2021
Net sales	$338,551	$295,503	$978,081	$838,568
Cost of goods sold	174,525	146,656	509,705	424,771
Gross margin	164,026	148,847	468,376	413,797
Operating expenses:
Research and development	14,923	11,305	42,795	31,384
Selling, general and administrative	96,214	90,817	285,485	256,088
Total operating expenses	111,137	102,122	328,280	287,472

Operating income	52,889	46,725	140,096	126,325

Other (expense) income:
Investment and other (expense) income	(1,308)	1,181	(1,343)	3,372
Interest expense	(329)	(131)	(763)	(288)

Income before income taxes and losses of unconsolidated affiliate	51,252	47,775	137,990	129,409

Income tax expense	11,198	10,229	29,075	27,017

Income before losses of unconsolidated affiliate	40,054	37,546	108,915	102,392
Equity in losses of unconsolidated affiliate	—	(255)	—	(760)

Net income	$40,054	$37,291	$108,915	$101,632

Net income per Class A Nonvoting Common Share:
Basic	$0.78	$0.72	$2.11	$1.95
Diluted	$0.78	$0.71	$2.09	$1.94

Net income per Class B Voting Common Share:
Basic	$0.78	$0.72	$2.09	$1.94
Diluted	$0.78	$0.71	$2.08	$1.93

Weighted average common shares outstanding:
Basic	51,326	52,050	51,700	52,030
Diluted	51,568	52,449	52,055	52,341

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	April 30, 2022	July 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$103,068	$147,335
Accounts receivable, net of allowance for credit losses of $7,891 and $7,306, respectively	186,843	170,579
Inventories	177,156	136,107
Prepaid expenses and other current assets	12,550	11,083
Total current assets	479,617	465,104
Property, plant and equipment—net	125,014	121,741
Goodwill	591,780	614,137
Other intangible assets	78,238	92,334
Deferred income taxes	14,804	16,343
Operating lease assets	30,466	41,880
Other assets	24,325	26,217
Total	$1,344,244	$1,377,756
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,567	$82,152
Accrued compensation and benefits	70,195	81,173
Taxes, other than income taxes	12,910	13,054
Accrued income taxes	4,264	3,915
Current operating lease liabilities	15,619	17,667
Other current liabilities	61,215	59,623
Total current liabilities	243,770	257,584
Long-term debt	77,000	38,000
Long-term operating lease liabilities	17,591	28,347
Other liabilities	91,645	90,797
Total liabilities	430,006	414,728
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 46,890,714 and 48,528,245 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	343,854	339,125
Retained earnings	862,583	788,369
Treasury stock—4,370,773 and 2,733,242 shares, respectively of Class A nonvoting common stock, at cost	(193,859)	(109,061)
Accumulated other comprehensive loss	(98,888)	(55,953)
Total stockholders’ equity	914,238	963,028
Total	$1,344,244	$1,377,756

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Nine months ended April 30,
	2022	2021
Operating activities:
Net income	$108,915	$101,632
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,448	17,240
Stock-based compensation expense	9,153	8,003
Deferred income taxes	2,858	(3,957)
Equity in losses of unconsolidated affiliate	—	760
Other	(1,080)	(1,186)
Changes in operating assets and liabilities:
Accounts receivable	(26,438)	(13,247)
Inventories	(47,784)	15,210
Prepaid expenses and other assets	(932)	(2,584)
Accounts payable and accrued liabilities	(5,584)	39,244
Income taxes	680	(6,207)
Net cash provided by operating activities	65,236	154,908

Investing activities:
Purchases of property, plant and equipment	(22,130)	(21,411)
Other	59	2,567
Net cash used in investing activities	(22,071)	(18,844)

Financing activities:
Payment of dividends	(34,701)	(34,290)
Proceeds from exercise of stock options	663	1,612
Payments for employee taxes withheld from stock-based awards	(5,070)	(2,772)
Purchase of treasury stock	(84,930)	(3,593)
Proceeds from borrowing on credit facilities	155,216	19,957
Repayment of borrowing on credit facilities	(116,216)	(20,220)
Other	3,276	32
Net cash used in financing activities	(81,762)	(39,274)

Effect of exchange rate changes on cash	(5,670)	7,368

Net (decrease) increase in cash and cash equivalents	(44,267)	104,158
Cash and cash equivalents, beginning of period	147,335	217,643

Cash and cash equivalents, end of period	$103,068	$321,801

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended April 30,		Nine months ended April 30,
	2022	2021	2022	2021
NET SALES
ID Solutions	$264,124	$218,065	$757,727	$610,484
Workplace Safety	74,427	77,438	220,354	228,084
Total	$338,551	$295,503	$978,081	$838,568

SALES INFORMATION
ID Solutions
Organic	11.8%	9.8%	13.6%	(2.1)%
Acquisition	11.7%	—%	11.8%	—%
Currency	(2.4)%	3.1%	(1.3)%	1.6%
Total	21.1%	12.9%	24.1%	(0.5)%
Workplace Safety
Organic	0.9%	(2.2)%	(1.1)%	(0.5)%
Currency	(4.8)%	8.6%	(2.3)%	6.1%
Total	(3.9)%	6.4%	(3.4)%	5.6%
Total Company
Organic	9.0%	6.5%	9.6%	(1.7)%
Acquisition	8.6%	—%	8.5%	—%
Currency	(3.0)%	4.6%	(1.5)%	2.8%
Total	14.6%	11.1%	16.6%	1.1%

SEGMENT PROFIT
ID Solutions	$53,962	$47,539	$146,907	$126,818
Workplace Safety	7,109	5,656	13,917	17,107
Total	$61,071	$53,195	$160,824	$143,925
SEGMENT PROFIT AS A PERCENT OF NET SALES
ID Solutions	20.4%	21.8%	19.4%	20.8%
Workplace Safety	9.6%	7.3%	6.3%	7.5%
Total	18.0%	18.0%	16.4%	17.2%

	Three months ended April 30,		Nine months ended April 30,
	2022	2021	2022	2021
Total segment profit	$61,071	$53,195	$160,824	$143,925
Unallocated amounts:
Administrative costs	(8,182)	(6,470)	(20,728)	(17,600)
Investment and other (expense) income	(1,308)	1,181	(1,343)	3,372
Interest expense	(329)	(131)	(763)	(288)
Income before income taxes and losses of unconsolidated affiliate	$51,252	$47,775	$137,990	$129,409

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Income Before Income Taxes Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Before Income Taxes Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes and losses of unconsolidated affiliate to the non-GAAP measure of Income Before Income Taxes Excluding Certain Items:

	Three months ended April 30,		Nine months ended April 30,
	2022	2021	2022	2021
Income before income taxes and losses of unconsolidated affiliate (GAAP measure)	$51,252	$47,775	$137,990	$129,409
Amortization expense	3,735	1,352	11,291	4,056
Other non-routine charges	1,841	—	1,841	—
Income Before Income Taxes Excluding Certain Items (non-GAAP measure)	$56,828	$49,127	$151,122	$133,465

Income Tax Expense Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Tax Expense Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Income Tax Expense Excluding Certain Items:

	Three months ended April 30,		Nine months ended April 30,
	2022	2021	2022	2021
Income tax expense (GAAP measure)	$11,198	$10,229	$29,075	$27,017
Amortization expense	885	338	2,672	1,014
Other non-routine charges	$496	$—	$496	$—
Income Tax Expense Excluding Certain Items (non-GAAP measure)	$12,579	$10,567	$32,243	$28,031

Net Income Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Net Income Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Net Income Excluding Certain Items:

	Three months ended April 30,		Nine months ended April 30,
	2022	2021	2022	2021
Net income (GAAP measure)	$40,054	$37,291	$108,915	$101,632
Amortization expense	2,850	1,014	8,619	3,042
Other non-routine charges	1,345	—	1,345	—
Net Income Excluding Certain Items (non-GAAP measure)	$44,249	$38,305	$118,879	$104,674

Diluted EPS Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Diluted EPS Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Diluted EPS Excluding Certain Items:

	Three months ended April 30,		Nine months ended April 30,
	2022	2021	2022	2021
Net income per Class A Nonvoting Common Share (GAAP measure)	$0.78	$0.71	$2.09	$1.94
Amortization expense	0.06	0.02	0.17	0.06
Other non-routine charges	0.03	—	0.03	—
Diluted EPS Excluding Certain Items (non-GAAP measure)	$0.86	$0.73	$2.28	$2.00

Diluted EPS Excluding Certain Items Guidance:

	Fiscal 2022 Expectations
	Low	High
Earnings per Class A Nonvoting Common Share (GAAP measure)	$2.83	$2.92
Amortization expense	0.22	0.22
Other non-routine charges	0.03	0.03
Diluted EPS Excluding Certain Items (non-GAAP measure)	$3.08	$3.17